UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2018

Hancock Jaffe Laboratories, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38325	33-0936180
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

70 Doppler

Irvine, California 92618

(Address of principal executive offices) (Zip Code)

(949) 261-2900

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

On July 16, 2018, the Board of Directors (the “Board”) of Hancock Jaffe Laboratories, Inc. (the “Company”) appointed Robert Rankin to serve as the Company’s Chief Financial Officer.

Mr. Rankin has more than twenty years of relevant experience helping to shape the operations and financial health of companies across multiple industries. Prior to joining the Company, from November 2015 to December 2017, Mr. Rankin was the Chief Financial Officer of Horsburgh & Scott, a privately held company focused on the design, engineering, manufacturing and repair of heavy duty quality gears and gearboxes. From November 2009 to December 2014, Mr. Rankin was Chief Financial Officer, Chief Operating Officer and Secretary of Process Fab, Inc., a privately held engineering, design and manufacturing firm that provides flight hardware, ground support equipment and tooling to the spaceflight, aerospace and defense markets. Mr. Rankin also served as Vice President of Finance of TBGA LLC, the post-acquisition parent company of Process Fab, Inc., from December 2014 to August 2015. Mr. Rankin holds a Masters of Science degree in Industrial Administration from the Tepper School of Business at Carnegie Mellon University and a Bachelors of Science degree in Mechanical Engineering from Carnegie Mellon University.

There are no arrangements or understandings between Mr. Rankin and any other persons pursuant to which Mr. Rankin was selected to be an officer of the Company. Mr. Rankin does not have any family relationships subject to disclosure under Item 401(d) of Regulation S-K of the Securities Act of 1933, as amended (the “Securities Act”) or any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K of the Securities Act.

On July 16, 2018, the Company entered into an employment agreement with Mr. Rankin (the “Employment Agreement”) setting forth the terms and conditions of his employment as the Company’s Chief Financial Officer. Pursuant to the terms of the Employment Agreement, Mr. Rankin’s base salary is $250,000 per year, subject to annual review and adjustment at the discretion of the Board, and he will be eligible for an annual year-end discretionary bonus of up to 30% of his base salary, subject to the achievement of key performance indicators, as determined by the Board and the Chief Executive Officer of the Company in their sole discretion. In connection with his employment, Mr. Rankin received an initial equity grant of an option (the “Option”) to purchase up to 150,000 shares of the Company’s common stock. 50,000 of the shares subject to the Option will vest on the first anniversary of Mr. Rankin’s employment with the Company, and the remaining 100,000 shares subject to the Option will vest on a quarterly basis over the following two-year period, provided that all unvested shares will immediately vest upon a Change of Control (as defined in the Employment Agreement). The Option will have an exercise price per share equal to $2.98, the last reported sale price of the Company’s common stock on the Nasdaq Capital Market on July 16, 2018, and was granted in accordance with the Company’s 2016 Omnibus Incentive Plan. Mr. Rankin is an at-will employee and has a full-time commitment.

Mr. Rankin is entitled to participate in the Company’s employee benefit, pension and/or profit sharing plans, and the Company will pay certain health and dental premiums on his behalf. The Employment Agreement prohibits Mr. Rankin from inducing, soliciting or entertaining any of the Company’s employees to leave their employment with the Company during the term of the Employment Agreement and for 12 months thereafter.

Pursuant to the terms of the Employment Agreement, Mr. Rankin is entitled to severance in the event of certain terminations of his employment. In the event that Mr. Rankin’s employment is terminated by the Company without Cause (as defined in the Employment Agreement), other than by reason of Disability (as defined in the Employment Agreement), or he resigns for Good Reason (as defined in the Employment Agreement), subject to his timely executing a release of claims in favor of the Company and in addition to certain other accrued benefits, Mr. Rankin is entitled to receive three months of his base salary for each year that he has been employed by the Company at the time of termination, up to a total of one year of his base salary (provided, that if such termination results from a Change of Control, Mr. Rankin’s severance will not be less than six months of his base salary).

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Departure of Chief Financial Officer

On July 16, 2018, the Company and William R. Abbott mutually determined that Mr. Abbott will no longer serve as Chief Financial Officer of the Company and will leave the Company on July 20, 2018.

Item 8.01	Other Events.

On July 13, 2018, the Company issued a press release announcing the matters described in Item 5.02 of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1	Employment Agreement, dated as of July 16, 2018, by and between Hancock Jaffe Laboratories, Inc. and Robert Rankin.
99.1	Press Release of Hancock Jaffe Laboratories, Inc., dated July 13, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANCOCK JAFFE LABORATORIES, INC.

Dated: July 20, 2018	By:	/s/ Robert A. Berman
Robert A. Berman
Chief Executive Officer